Exhibit 5.1

John H. Sellers

(650) 843-5070

jsellers@cooley.com

May 13, 2015

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement (No. 333-201180) on Form S-1, as amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0025 (“Common Stock”) to be sold by the Company, including up to 750,000 shares of Common Stock that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (other than as to the Company). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, as amended. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

NeoPhotonics Corporation

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On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John H. Sellers
John H. Sellers

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM